Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated March 17, 2016

Relating to Preliminary Prospectus Supplement dated March 17, 2016

APPLE INC.

FINAL PRICING TERM SHEET

2.250% Notes due 2021 (the “2021 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$750,000,000
Maturity:	February 23, 2021
Security Description:	The 2021 Notes offered hereby will be a further issuance of and form a single series with the existing 2.250% Notes due 2021 issued by Apple Inc. on February 23, 2016. Upon completion of this offering, Apple Inc. will have $3,000,000,000 aggregate principal amount outstanding of its 2.250% Notes due 2021.
Coupon:	2.250%
Price to Public:	101.506% plus interest accrued from February 23, 2016 ($1,453,125.00 in the aggregate for the additional 2021 Notes, assuming a closing of the offering on March 24, 2016)
Interest Payment Dates:	February 23 and August 23, commencing August 23, 2016 (interest will accrue from February 23, 2016)
Day Count Convention:	30/360
Benchmark Treasury:	1.125% due February 28, 2021
Benchmark Treasury Yield:	1.372%
Spread to Benchmark Treasury:	55 basis points
Yield:	1.922%
Redemption:

Prior to January 23, 2021, Apple Inc. may at its option redeem the 2021 Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Notes to be redeemed (assuming that such notes matured on January 23, 2021), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the applicable Treasury Rate (as defined in the 2021 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after January 23, 2021, Apple Inc. may redeem the 2021 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	March 17, 2016
Settlement Date:	March 24, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BS8 / US037833BS85

Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc. Standard Chartered Bank Wells Fargo Securities, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

3.250% Notes due 2026 (the “2026 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,250,000,000
Maturity:	February 23, 2026
Security Description:	The 2026 Notes offered hereby will be a further issuance of and form a single series with the existing 3.250% Notes due 2026 issued by Apple Inc. on February 23, 2016. Upon completion of this offering, Apple Inc. will have $3,250,000,000 aggregate principal amount outstanding of its 3.250% Notes due 2026.
Coupon:	3.250%
Price to Public:	102.983% plus interest accrued from February 23, 2016 ($3,498,263.89 in the aggregate for the additional 2026 Notes, assuming a closing of the offering on March 24, 2016)
Interest Payment Dates:	February 23 and August 23, commencing August 23, 2016 (interest will accrue from February 23, 2016)
Day Count Convention:	30/360
Benchmark Treasury:	1.625% due February 15, 2026
Benchmark Treasury Yield:	1.894%
Spread to Benchmark Treasury:	100 basis points
Yield:	2.894%
Redemption:

Prior to November 23, 2025, Apple Inc. may at its option redeem the 2026 Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes to be redeemed (assuming that such notes matured on November 23, 2025), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the applicable Treasury Rate (as defined in the 2026 Notes) plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after November 23, 2025, Apple Inc. may redeem the 2026 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	March 17, 2016
Settlement Date:	March 24, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BY5/ US037833BY53
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc. Standard Chartered Bank Wells Fargo Securities, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

4.650% Notes due 2046 (the “2046 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,500,000,000
Security Description:	The 2046 Notes offered hereby will be a further issuance of and form a single series with the existing 4.650% Notes due 2046 issued by Apple Inc. on February 23, 2016. Upon completion of this offering, Apple Inc. will have $4,000,000,000 aggregate principal amount outstanding of its 4.650% Notes due 2046.
Coupon:	4.650%
Price to Public:	106.852% plus interest accrued from February 23, 2016 ($6,006,250.00 in the aggregate for the additional 2046 Notes, assuming a closing of the offering on March 24, 2016)
Interest Payment Dates:	February 23 and August 23, commencing August 23, 2016 (interest will accrue from February 23, 2016)
Day Count Convention:	30/360
Benchmark Treasury:	3.000% due November 15, 2045
Benchmark Treasury Yield:	2.690%
Spread to Benchmark Treasury:	155 basis points
Yield:	4.240%
Redemption:

Prior to August 23, 2045, Apple Inc. may at its option redeem the 2046 Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2046 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2046 Notes to be redeemed (assuming that such notes matured on August 23, 2045), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the applicable Treasury Rate (as defined in the 2046 Notes) plus 30 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 23, 2045, Apple Inc. may redeem the 2046 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2046 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	March 17, 2016
Settlement Date:	March 24, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BX7 / US037833BX70
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Barclays Capital Inc. Standard Chartered Bank Wells Fargo Securities, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactUs.cfm.

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